Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investor Relations: David Castaneda 414.351.9758	Media Relations: Susan Roush 747.222.7012

LILIS ENERGY TERMINATES LETTER OF INTENT TO ACQUIRE SHORELINE ENERGY

MARCH 31, 2014 – Denver, CO - Lilis Energy, Inc. (NASDAQ:LLEX), announced today that it has terminated the previously announced Letter of Intent to acquire all of the issued and outstanding common shares of Calgary-based Shoreline Energy Corp. (Toronto Stock Exchange: SEQ).

Lilis Energy, Inc. will continue to explore other acquisition opportunities.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 125,000 gross, 110,000 net acres.  Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things, (1) Lilis Energy's plans to continue to explore acquisition opportunities and (2) Lilis Energy's near-term E&P focus on its Wattenberg field acreage. These statements are qualified by important factors that could cause Lilis Energy’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) Lilis Energy’s ability to finance its continued exploration and drilling operations; and (2) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy’s reports and registration statements filed with the SEC.